Exhibit 23.2

CONSENT OF SRK CONSULTING (CANADA), INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Current Report on Form 8-K filed on May 14, 2013, in the Company’s Registration Statements on Form S-3, as amended (File Nos. 333-172789, 333-172868, 333-174816 and 333-180143), and Form S-8 (File Nos. 333-171723, 333-140588 and 333-180142), or in any prospectuses or amendments or supplements thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statements and any related amendments or prospectuses

SRK CONSULTING (CANADA), INC.

Date: May 14, 2013	/s/ Gilles Arseneau
Name: Gilles Arseneau
Title: Principal Geologist